EXHIBIT 99.0



          WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
          ---------------------------------------------
        Computation of Ratio of Earnings to Fixed Charges
        -------------------------------------------------
                Twelve Months Ended June 30, 1998
                ---------------------------------
                           (Unaudited)

                      (Dollars in Thousands)


FIXED CHARGES:
  Interest Expense ...................................          $ 35,971
  Amortization of Debt Premium, Discount and Expense .               351
  Interest Component of Rentals ......................                 7
                                                                --------
           Total Fixed Charges .......................          $ 36,329
                                                                ========
EARNINGS:
  Net Income .........................................          $ 70,647
      Add:
      Income Taxes Applicable to Operating Income ....            39,969
      Income Taxes Applicable to Other Income - Net ..               989
      Total Fixed Charges ............................            36,329
                                                                --------
Total Earnings .......................................          $147,934
                                                                ========
Ratio of Earnings to Fixed Charges ...................               4.1
                                                                ========